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                                                                       1
             1                    IN THE UNITED STATES DISTRICT COURT
             2                    IN AND FOR THE DISTRICT OF DELAWARE
             3                                 - - -
             4   MENTOR GRAPHICS CORPORATION     :    CIVIL ACTION
                 CORPORATION and MGZ CORPORATION,:
             5                                   :
                             Plaintiffs          :
             6                                   :
                             v.                  :
             7                                   :
                 QUICKTURN DESIGN SYSTEMS, INC., :
             8                                   :
                             Defendant           :    NO.  98-473 (RRM)
             9
                                               - - -
            10
                                                     Wilmington, Delaware
            11                                       Tuesday, October 6, 1998
                                                     4:08 o'clock, p.m.
            12
                                               - - -
            13
                 BEFORE:  HONORABLE RODERICK R. McKELVIE, U.S.D.C.J.
            14
                                               - - -
            15
                 APPEARANCES:
            16
                                  RICHARDS, LAYTON & FINGER
            17                    BY:  KEVIN G. ABRAMS, ESQ.,
                                       THOMAS A. BECK, ESQ. and
            18                         THAD J. BRACEGIRDLE, ESQ.
            19                              -and-
            20
            21
            22
            23                                   Valerie J. Gunning
                                                 Official Court Reporter
            24
            25

                                                                       2
             1   APPEARANCES (Continued):
             2
                             LATHAM & WATKINS
             3               BY:  MARC W. RAPPEL, ESQ.
                                  (Los Angeles, California)
             4
             5                         -and-
             6
                             LATHAM & WATKINS
             7               BY:  R. BRIAN TIMMONS, ESQ.
                                  (Costa Mesa, California)
             8
                                  Counsel for Plaintiffs
             9

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            10               MORRIS, NICHOLS, ARSHT & TUNNELL
                             BY:  WILLIAM M. LAFFERTY, ESQ.
            11
            12                         -and-
            13
                             WILSON, SONSINI, GOODRICH & ROSATI
            14               BY:  DAVID J. BERGER, ESQ. and
                                  JILL NISSEN, ESQ.
            15                    (Palo Alto, California)
            16                    Counsel for Defendant
            17                               - - -
            18
            19
            20
            21
            22
            23
            24
            25


                                                                       3
             1
             2                    P R O C E E D I N G S
             3
             4               (Proceedings commenced at 4:08 p.m.)
             5
             6               THE COURT:  All right.
             7               MR. LAFFERTY:  Good afternoon, your Honor.
             8   I wanted to take a moment to introduce my co-counsel in
             9   the matter, Mr. David Berger.
            10               THE COURT:  All right.
            11               MR. LAFFERTY:  And his associate, Ms. Jill
            12   Nissen, both of whom have been admitted pro hac vice.
            13               Mr. Berger will make the defendant's
            14   presentation today, with your Honor's permission.
            15               THE COURT:  All right.
            16               MR. ABRAMS:  Good afternoon, your Honor.
            17               THE COURT:  Good afternoon.
            18               MR. ABRAMS:  I'd also like to introduce my
            19   colleagues seated at counsel table.
            20               Mr. Mark Rappel of Latham & Watkins, and Mr.
            21   Brian Timmons.
            22               In addition, seated in the first row of the
            23   courtroom, we have Mr. Jack Zepp and Mr. Kaufman.
            24               Mr. Rappel will make the plaintiffs'
            25   application for support of preliminary injunction.

                                                                       4
             1               THE COURT:  All right.
             2               Actually, you can get both victims up at the
             3   same time.
             4               MR. BERGER:  All right.
             5               THE COURT:  And we'll walk our way through,
             6   issue by issue.
             7               So pick a topic.
             8               MR. RAPPEL:  Your Honor, I want to thanks

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             9   the Court for making the time available to us.  I know
            10   you're in trial.  I also want to apologize for the length
            11   of the papers.  In a typical case, I can typically say I
            12   said it better in my papers than I can say it in oral
            13   argument and I will sit down, unless the Court has any
            14   questions.
            15               In this case, though, I would like to take
            16   just a little bit of the Court's time and try to offer
            17   more than that.
            18               I think the situation before the Court is
            19   remarkable.  It's certainly remarkable in my experience
            20   and all the practitioners that I've talked to about it.
            21   And I would like to suggest it's a story with two
            22   villains.  Initially, I thought that Hambrecht & Quist
            23   was the worst of the two.
            24               And to substantiate that or to explain that,
            25   I'd like to put up a chart from one of their

                                                                       5
             1   presentations.
             2               THE COURT:  Sure.
             3               MR. RAPPEL:  I know that's an issue with Mr.
             4   Berger, because it does include issue that Quickturn has
             5   designated as highly confidential.  I think I place the
             6   chart, though, so it's viewable to the Court, but not
             7   the audience.
             8               MR. BERGER:  Your Honor, the point is the
             9   chart is a page taken from one of the Hambrecht & Quist
            10   presentations.  It's my understanding that counsel has
            11   copies to hand up to your Honor also of the same chart.
            12   I'm happy with it to be shown to your Honor, or the chart
            13   to be shown to your Honor.  I just don't -- it's
            14   confidential information to Quickturn and to Hambrecht &
            15   Quist and don't wish to have it shown in open court.
            16               MR. RAPPEL:  Your Honor, for purposes of
            17   argument, I would like to be able to refer to the chart.
            18   I'm also happy to hand your Honor a copy of it.
            19               THE COURT:  Why don't you hand it to me first?
            20               MR. RAPPEL:  Okay.
            21               THE COURT:  Let's talk about whether it should
            22   be protected.
            23               MR. RAPPEL:  May I approach, your Honor?
            24               THE COURT:  Yes.
            25               (Mr. Rappel handed document to the Court.)

                                                                       6
             1               MR. RAPPEL:  I've already given a copy to Mr.
             2   Berger.  And this is Page 38 of the August 21 presentation
             3   by Agent Cue to the Quickturn Board, which is the full
             4   text -- the full text of which is included as Exhibit C
             5   to our motion for preliminary injunction.
             6               THE COURT:  All right.  And --
             7               MR. RAPPEL:  And I have a blowup, your Honor.
             8   If I may, I'd like to display it right here.
             9               THE COURT:  Why should this be protected from
            10   disclosure?
            11               MR. BERGER:  Your Honor, that chart shows the

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            12   confidential valuations of Quickturn under various
            13   scenarios.  It's one of the issues that plaintiff is
            14   trying -- is arguing here in this motion that we're
            15   required to disclose under the federal securities laws.
            16   We've not disclosed that information.  We don't think
            17   it's required and it does include valuations of
            18   Quickturn.  It's clearly not public information and is
            19   proprietary information.
            20               THE COURT:  I'm not trying to give you a
            21   hard time.  I'm trying to figure out under the standards
            22   under Rule 26 why this shouldn't be disclosed in open
            23   court as opposed to someplace else.
            24               MR. BERGER:  Well, your Honor, one of the
            25   issues in the case -- as a matter of fact, the principal

                                                                       7
             1   issue in the case is the valuation of Quickturn, and we
             2   don't want other parties to have a sense as to what
             3   Quickturn should be valued at or what various valuations
             4   Quickturn's various bankers value Quickturn at.  And the
             5   same dangers that has happened here.  Somebody gets ahold
             6   of it and says, Oh, I offered a price that's, quote
             7   unquote, within the range of fairness.  It takes away
             8   negotiating leverage for the Quickturn Board in
             9   connection with this offer.  And potentially in
            10   connection with other offers.
            11               MR. RAPPEL:  Your Honor, our point is really
            12   that this chart is inconsistent with what Quickturn wants
            13   the shareholders to hear.  That is simply the word
            14   inadequate with no explanation.
            15               I can't understand how disclosure of this
            16   chart could possibly reduce the bargaining leverage of
            17   Quickturn vis-a-vis Mentor Graphics, because Mentor
            18   Graphics' lawyers have that.  And obviously, Mentor
            19   Graphics' lawyers want to be involved in any
            20   negotiations, even if we can't disclose that information
            21   to our clients.
            22               MR. BERGER:  Your Honor, if I can respond to
            23   that very briefly, the protective order in this case
            24   prohibits clearly Mentor Graphics' attorneys from passing
            25   on this information to their clients.  To do so would be

                                                                       8
             1   a breach of the protective order.  There's no question
             2   about that.
             3               And so if the argument is that Mentor
             4   Graphics' attorneys are going to take this information
             5   and pass it on to their clients as a way to tell their
             6   clients how much they should bid or how much they
             7   shouldn't, that would be --
             8               THE COURT:  All right.  Let's just assume
             9   we'll keep it confidential.  And I will just work with
            10   this small copy.
            11               MR. RAPPEL:  Okay.
            12               Your Honor, the reason that I've given you
            13   this chart is that I think it's the best, most visual
            14   summary of the analyses that H&Q did in support of its

            15   valuation opinion.  And this was presented to the
            16   Quickturn Board on August 21.
            17               Now, my clients and my opponent's clients
            18   paid investment bankers a lot of money to prepare charts
            19   like this.  But I would submit to your Honor that it's
            20   not rocket science.  Your average investor, certainly
            21   any institutional investor, is going to know what these
            22   analyses are, what the typical analyses are that are used
            23   by investment bankers in valuing a tender offer.  They're
            24   going to know that at least these bars are going to be on
            25   the chart.

                                                                       9
             1               And they are also going to know where to
             2   draw the line for the magic tender offer at 12-1/8.  And
             3   they're going to think, Well, if the bars are above the
             4   line, then the offer is inadequate, and if the bars are
             5   hitting the line squarely, then the offer is adequate.
             6   And if the bars are over -- I'm sorry -- if the bars
             7   are under the line, then that's a home run.
             8               Now, if you look at this chart, the Mentor
             9   offer is just slamming these bars.  In fact, it's over
            10   the analysis of comparable premiums paid.  The only one
            11   that's questionable is discounted cash flow analysis,
            12   here on the far right.
            13               But, as admitted in the briefs, Quickturn,
            14   H&Q, didn't rely on that at all.  And the H&Q -- I'm
            15   sorry -- the Quickturn Board understood that it was
            16   unreliable.
            17               So if I were looking at this chart, I could
            18   just draw a big red X through this chart on the far
            19   right -- I'm sorry -- through the bar on the far right,
            20   which is the only one that's even troubling in analyzing
            21   our offer.
            22               Now, there's another chart which reflects
            23   the Board's or reflects H&Q's prior analysis on August
            24   17.  That appears at Page 30 of Exhibit B to our motion.
            25   And if I can, I would just like to hold that one up for

                                                                       10
             1   the Court.
             2               THE COURT:  All right.
             3               MR. RAPPEL:  Now, this one (indicating), like
             4   the other one, presents -- well, this one only presents
             5   two analyses, but it has three cases.  There's the base
             6   case, an up-side case and a down-side case.  Once again,
             7   you can see the Mentor offer is just piercing the base-
             8   case analysis.  It is above the down-side analysis.  And
             9   it's just a bit below the up-side analysis, which is, as
            10   we explain in our papers, based on a 40-percent assumed
            11   growth rate.
            12               So you consider these two charts.  You
            13   consider, in fact, all of the H&Q analyses, and it
            14   looks -- it looked to me awfully mercenary for H&Q to be
            15   giving an inadequacy opinion.  It looks to me like they
            16   sold out for $750,000.
            17               Then, we found draft disclosure, and we

            18   provided that to the Court, it's Exhibit W-2 our motion.
            19               That's a piece that we believe was prepared
            20   by Skadden Arps, and it goes through each of the analyses.
            21   It's, in essence, like giving these bar charts to the
            22   shareholders, but doing so in words.  In fact, maybe it's
            23   a little bit better, because it explains a little bit
            24   about the methodologies that are used to generate all
            25   these bars.  And that put H&Q's conduct in a different

                                                                       11
             1   light for me.  It now appears that Hambrecht & Quist
             2   thinks that it's okay to say that it is inadequate as
             3   long as the shareholders know where the bars are and
             4   where the red X's are if you draw the red X.
             5               Exhibit W, this proposed disclosure, does
             6   exactly that.
             7               Now, that suggests that Hambrecht & Quist
             8   doesn't think an adequacy opinion means much and, in
             9   fact, that's what Mr. Cleveland testified in his
            10   deposition.  He said inadequacy simply means that in a
            11   transaction, the offer on the table is not the best
            12   price.  And parenthetically, I would note that it's
            13   impossible to exceed Mentor's offer where we've offered
            14   to negotiate and to increase our offer if it's justified
            15   by due diligence.
            16               But here Quickturn instructed Hambrecht &
            17   Quist not even to talk to us.  So it's almost a
            18   self-fulfilling prophecy that you don't have the best
            19   offer on the table.
            20               But that's maybe a little beside the point.
            21   The fact is that the process here is to let the
            22   shareholders make up their own mind.  And here, Quickturn
            23   shareholder body, it's largely institutional.  If you
            24   provide them with the facts, if you give them the bars
            25   and the red X's, they can figure it out.

                                                                       12
             1               Now, remember I said earlier that there are
             2   two villains and that's where Quickturn comes in.  They
             3   refuse to let their lawyers put Exhibit W, to put that
             4   disclosure that was written in the 14D9.  Instead, they
             5   just used the naked opinion.  All they wanted the
             6   shareholders to hear was the word inadequate.  And, so
             7   far, that's all they've heard.  They don't see the bars.
             8   They don't see the red X I drew.  Instead, they just get
             9   the opinion.  In fact, they get a barrage of letters and
            10   press releases, 14D9's, proxy statements, saying
            11   Quickturn paid Hambrecht & Quist $750,000 and they said
            12   Mentor's offer is inadequate.
            13               The average shareholder, in fact, any
            14   institutional shareholder, knows that you have these
            15   bars.  They know, or at least they think, that
            16   inadequate means that the bars are above this red line
            17   for the Mentor tender offer.  They don't see this red X.
            18   They don't know that Mentor is grazing the bottom of
            19   this analysis on the right-hand side.  All they hear
            20   is inadequate.  And I would submit that's misleading.

            21               The point, in fact, is capsulized pretty
            22   nicely by Justice Souder's opinion in Virginia Bank
            23   Shares, where he was dealing with a situation where there
            24   was a claim that use of the word high in characterizing
            25   an offer was misleading.  And if I may, if I can find it,

                                                                       13
             1   I will read that.
             2               Justice Souder stated it is no answer to argue,
             3   as petitioners do, that the quoted statement on which
             4   liability was predicated did not express a reason in
             5   dollars and cents, but focused instead on the, quote,
             6   indefinite and unverifiable, close quote, term, quote,
             7   high, close quote, value, much like the similar claim
             8   that the merger's terms were fair to shareholders.  The
             9   objection ignores the fact that such conclusory terms
            10   in a commercial context are reasonably understood to
            11   rest on a factual basis that justifies them as accurate,
            12   the absence of which renders them misleading.
            13               I would submit, your Honor, that inadequate
            14   has a much more precise and well understood meaning among
            15   shareholders than the term high.  The question is,
            16   without these bars, are the shareholders going to be
            17   misled?  I would say you bet they are.  The institutions
            18   are going to know what the bars are.  They're going to
            19   know that the investment bankers moved the bars around.
            20               For example, I mean, this is explained in Mr.
            21   Matthews' affidavit.  You can cut this historical
            22   trading range bar off at six months or 12 months and
            23   just lop about half of the top off of it.  And you can
            24   make other adjustments to all these bars.  These are
            25   clearly not the best bars for us.  They are the best bars

                                                                       14
             1   for Quickturn.  But the point is that, even with the best
             2   bars for Quickturn, the offer is not below the bars.
             3               Now, to put this in legal context, there are
             4   really three cases that have been cited and expanded
             5   upon in the briefs.  Quickturn's lead authorities are
             6   Data Point and Abbey.  But I would say that all those
             7   cases say, even if you accept Quickturn's gloss on them,
             8   is that it is a rare case in which the investment
             9   bankers' underlying data -- that is all these bars -- is
            10   material.
            11               Well, your Honor, this is the rare case.
            12   Now, our favorite case in the brief is the Gerber
            13   Products case.  And in that case, the baby food products
            14   company defeated an offer by, in essence, arguing and
            15   suing the bidder, because the bidder had paid bribes to
            16   foreign dignitaries.  I think the euphemism at the
            17   time was sensitive payments.
            18               After the bidder went away based on this
            19   lawsuit, the class action lawyers sued.  In the course
            20   of that suit, they found out that Gerber had an
            21   investment banker's opinion which said that the
            22   consideration offered in that case was, quote,
            23   substantial, close quote.  I don't know what substantial

            24   means.  I've never heard that term in an investment
            25   banker's lexicon.  I would submit that it probably

                                                                       15
             1   means something better than inadequate, but precisely
             2   what it means, I'm not sure.
             3               But the class action lawyers who had the
             4   full report said, Well, it's misleading not to have told
             5   the shareholders that you had this investment banker's
             6   opinion saying that the bidder's tender offer was
             7   substantial.
             8               And the Court held that that opinion was
             9   substantial, but it could have impacted shareholders'
            10   opinions whether to tender their shares or to sell in
            11   the open market.  However, the Court concluded that it
            12   was not misleading.  The reason the Court said that was
            13   that Gerber had never gone out to its shareholders and
            14   said that, quote, This bid is inadequate.
            15               That's exactly what Quickturn has done here.
            16   They go out repeatedly and say this offer is inadequate
            17   and they have a Hambrecht & Quist chart and analysis in
            18   their pocket that is, I would submit, at least equivalent
            19   to an opinion that an offer is substantial.
            20               I would also like to talk about the
            21   Chris-Craft opinion.  I know it's an old one, but it's a
            22   good one, in my opinion, and I think it has similar facts.
            23   There, the Piper company owned their famous plane company
            24   and Chris-Craft comes along and tries to swallow them up
            25   and, for whatever reason, they don't want to be acquired

                                                                       16
             1   by that conglomerate.  Right after the offer comes in,
             2   the Piper family urged shareholders to reject it.  And
             3   in doing so, they said that the Board had, quote,
             4   carefully studied this offer and become convinced that
             5   it is inadequate and not in the best interests of Piper
             6   shareholders.
             7               Well, Chris-Craft sued for an injunction and
             8   said you can't just disclose that, because you have an
             9   investment banker's opinion.  They had hired First Boston.
            10   In fact, First Boston had given an opinion to Piper which
            11   said that the consideration offered by Chris-Craft was
            12   fair and adequate.
            13               The District Court denied Chris-Craft's
            14   injunction because it held that the term inadequate could
            15   not be construed to refer to price.  And the explanation
            16   for that apparently involved a little bit of Monday-
            17   morning quarterbacking, because by that time other
            18   bidders -- by the time the thing came up for a hearing,
            19   other bidders had appeared and the offer was
            20   substantially increased.
            21               The District Court opinion explains that
            22   any Piper shareholder with a telephone or a newspaper in
            23   hand could compare the current market for Piper's shares
            24   with Chris-Craft's offer.  Thus, if the Piper statement
            25   of the inadequacy of the offer were intended to refer to

                                                                       17
             1   price only, it would be more factual than misleading.
             2               Well, the Court of Appeals looked at this
             3   situation and they respectfully disagreed.  They held
             4   that any reasonable investor -- in fact, the quote is a
             5   reasonable shareholder reading the letter most likely
             6   would assume that the reference was to price.  They held
             7   that that was misleading.  In fact, they held it was
             8   particularly bad because the pronouncement that the offer
             9   was inadequate had come from management.  And the Court
            10   stated by reason of the special relationship between
            11   them, shareholders are likely to rely heavily on the
            12   representations of corporate insiders when the
            13   shareholders find themselves in the middle of a battle
            14   for corporate control.  Corporate insiders, therefore,
            15   have a special responsibility to be meticulous and precise
            16   in their representations to shareholders.
            17               I would submit that this case is a lot like
            18   that, your Honor.  In fact, I would submit that it is
            19   worse, for a couple of reasons.
            20               The first is that we not only have the
            21   credibility of Quickturn's management itself behind the
            22   announcement that the offer is inadequate, we also have
            23   the additional credibility that shareholders may assign
            24   to a pronouncement from an investment banker.
            25   Shareholders may not believe management.  They may think

                                                                       18
             1   they may want to save their jobs.  But they also see,
             2   Gee, they paid three-quarters of a million dollars to
             3   these experts.  If they conclude it's inadequate, maybe
             4   I can believe that.  So I would say that's twice as bad
             5   as Chris-Craft.
             6               The second reason that it's worse is that
             7   it's not one letter at the outset of the contest.  In
             8   this case, Agent Cue's opinion has been a centerpiece
             9   of Quickturn's opposition to this bid.  They describe it
            10   in the 14D9.  They describe it in the proxy statement.
            11   They've sent it to the shareholders, not just once, but
            12   twice.  So I would say that's over twice as bad.
            13               Now, you put all of that together, I think
            14   you plainly have a material misrepresentation.  You
            15   cannot understand the fact that H&Q's opinion says
            16   Mentor's offer is inadequate unless you know where the
            17   bars are and you know where the red X's are.
            18               The shareholders are entitled to see this
            19   chart and to have it explained to them.  There is a real
            20   risk that Mentor will lose this company because
            21   shareholders are assuming that the bars are above the
            22   red line for Mentor's offer and there aren't any red X's
            23   on this analysis.
            24               THE COURT:  Why don't you wait?  Let's stop
            25   now and give Mr. Berger a couple minutes.

                                                                       19
             1               MR. RAPPEL:  Sure.  Thank you, your Honor.
             2               Listening to Mr. Rappel's discussion of H&Q's

             3   work and the analyses that are contained in there, it
             4   contains so many errors, it's hard to know precisely
             5   where to begin.
             6               Mr. Rappel's argument is surely wrong on the
             7   facts.  The undisputed testimony and the complete analysis
             8   of H&Q shows -- makes clear that H&Q found the offer
             9   inadequate for a number of different reasons.
            10               They're also wrong in the law.  Mr. Rappel
            11   says that it's the rare case in which the bars on the
            12   chart or additional disclosure is required.  And that's
            13   correct.  We have not found a case, nor have plaintiffs
            14   cited any cases, where this type of disclosure that
            15   they're seeking has been required.  Indeed, the case --
            16   the principal case that they rely on, the Berman versus
            17   Gerber Production, does -- as Mr. Rappel says, does not
            18   require additional disclosure.
            19               I want to talk a little bit about the H&Q
            20   analyses and what they mean, because that really is the
            21   heart of their argument.
            22               When I first got their papers, again, I could
            23   not figure out how they continued to repeat this
            24   conclusion that H&Q analyses say that the offer is fair
            25   or adequate.  It's not supported by the testimony.  The

                                                                       20
             1   testimony is a hundred percent to the contrary.  Mr.
             2   Cleveland, in his deposition, says, again, that the offer
             3   is inadequate.  And he was actually asked specifically
             4   what he meant by the offer is inadequate and what did
             5   H&Q do to term that the offer was inadequate.
             6               And he says -- and I'm reading from Pages 24
             7   and 25 of the Cleveland transcript, and it says, quote,
             8   We looked at the company's circumstances, its assets, its
             9   intellectual property, its customer base, its recognition
            10   in the industry, its projections.  We talked to management
            11   about prospects and then applied all of those inputs to a
            12   judgment about the price that had been offered by Mentor
            13   and determined that it was not adequate.
            14               So it's clear from Mr. Cleveland's testimony
            15   it's a wide range of factors that lead to an inadequacy
            16   opinion.
            17               It's equally true that the chart that Mr.
            18   Rappel puts forward does not support his claims.  Again,
            19   the H&Q analyses that they cite, they certainly do not
            20   stand for the proposition that Mentor's offer is fair
            21   and adequate.  At best, and it's just at best, according
            22   to the figures summarized in their reply brief in the
            23   chart that they handed your Honor, this graph shows that
            24   Mentor's offer is at the low end of some of the summary
            25   applied valuations for Quickturn.  Merely because it's at

                                                                       21
             1   the low end of some of the summary valuations does not
             2   mean anything.
             3               And just a couple of examples of that.  These
             4   valuations are typical of most investment bankers:  Very
             5   wide.  Their comparables M&A transaction spans a range,

             6   as your Honor can see, from a low end to just a few
             7   dollars to a high end that's considerably higher.
             8               The mere fact -- and this is one of the --
             9   one of the charts, one of the blocks that Mr. Rappel and
            10   his colleagues say is most important, these comparable
            11   M&A transactions.  It clearly does not mean that any
            12   offer that's between these two valuations is fair and
            13   adequate.  And merely because their offer falls within
            14   the low end of this valuation does not at all mean that
            15   the offer -- that Mentor's offer is adequate.
            16               They also did not get their view that H&Q
            17   analyses show Mentor's offer to be fair and accurate from
            18   the testimony of Quickturn's Directors.  Again, they
            19   deposed six of Quickturn's eight Directors.  In each of
            20   these depositions, each of Quickturn's Directors said,
            21   based on their understanding and based on their careful
            22   and detailed and lengthy analysis of Mentor's offer, it
            23   was inadequate, for a wide range of reasons.  And they
            24   gave them in the depositions.
            25               So then we're left back with the original

                                                                       22
             1   question:  Where did Mentor get the view that the H&Q
             2   analyses shows that the offer is adequate?
             3               And, as you read through their briefs, it's
             4   clear they got it from one group.  They got it from their
             5   attorneys.  Mentor's attorneys have, in page and page
             6   after page of their brief, both in their opening and
             7   their reply, they argued their offer is adequate.  There's
             8   no citation to anything.  There's no reference to any
             9   analyses.  It wasn't until this reply brief finally
            10   regarding expert opinion -- we got an expert opinion from
            11   a fellow by the name of Gil Matthews, which as your Honor
            12   knows, we moved to strike, because it was not shown to us
            13   at the time of their opening brief, which is when they
            14   should have served it.  And they didn't show it to us at
            15   that time for a good reason, your Honor.  Mr. Matthews'
            16   opinion is fundamentally flawed.  It contains gross
            17   errors and if we had the opportunity to respond to it in
            18   real time, if we had the opportunity to take Mr. Matthews'
            19   deposition, it would be clear that his opinions, they may
            20   be worth the paper they're written on or maybe not.  It's
            21   a close call.
            22               But going back to the beginning, Mentor's
            23   attorneys' views about Mentor's offer are not sufficient
            24   to overcome the undisputed record that's developed
            25   through H&Q's deposition, that's developed through the

                                                                       23
             1   documents, that's developed through the testimony of
             2   all of Quickturn's Directors that Mentor's offer is
             3   inadequate.
             4               If you start from that premise, the argument
             5   on the disclosure issue becomes easy.  I'm not going to
             6   go through the long disclosure.  This Court knows it far
             7   better than I.  But, again, Mr. Rappel said at the very
             8   beginning -- and Mentor concedes in its brief -- that,

             9   as a general manner, investment bankers' analyses do not
            10   need to be disclosed where those analyses support the
            11   opinion.  That's at Page 13 of their reply brief.
            12               Your Honor, as described above, H&Q
            13   analyses -- and there are two of them and they are very
            14   lengthy -- clearly, unequivocally, support the
            15   determination that Mentor's offer is inadequate and
            16   that's the end of the story.  No disclosure is required,
            17   according to Mr. Rappel.
            18               Yet even if there was some discrepancy
            19   between H&Q's opinion and its analyses, and we would say
            20   there is none, there is no disclosure required, because
            21   what really is at issue here is H&Q's opinion, not the
            22   analyses that underlie it.
            23               The Quickturn Board had the right under
            24   Delaware law to rely on the opinion that was done by H&Q
            25   and assume it was done correctly.  The evidence

                                                                       24
             1   demonstrates that this is exactly what the Board did.
             2   The Board received H&Q's analyses.  It received its
             3   opinion and then made its own determinations about the --
             4   whether Mentor's offer was adequate or not.
             5               This is not a case which is a professional
             6   malpractice action against H&Q.  The law is clear that
             7   the Quickturn Board is allowed to rely on the opinion, it
             8   did so, and then it disclosed fully and completely that
             9   opinion.  There's no question about that.
            10               I want to respond very briefly to the point
            11   about the draft disclosure issue that Mr. Rappel raised.
            12   That document was done, as best as we can figure out, by
            13   H&Q.  Interestingly enough, when H&Q was deposed and
            14   those documents were produced, there was never a question
            15   to the H&Q witness about those documents.  There's
            16   absolutely no testimony that says that those documents
            17   were ever provided to Quickturn.  Indeed, there's no
            18   testimony that those documents were ever provided to
            19   H&Q's attorneys at Skadden Arps.
            20               In fact, it's our understanding that that
            21   information was not provided to Skadden Arps, nor was it
            22   provided to Quickturn.  It was just something done by
            23   H&Q on its own as they've done several other analyses
            24   in connection with their work that they did not share
            25   with Quickturn.  That's standard practice, and there's

                                                                       25
             1   no evidence to say that information was provided to
             2   Quickturn or even H&Q's attorneys.
             3               A couple of last points, your Honor.  The
             4   Berman case which, again, as Mr. Rappel cites, is the
             5   key case that they intend to rely on, again, that case
             6   states that 14-E is violated if the Board says an
             7   offer is inadequate, but has an opinion that the offer
             8   is fair and adequate.  That's not this case.
             9               The Berman case goes on to say that if the
            10   investment banker -- if you have a formal opinion that --
            11   if you say is offer is inadequate and you do not have

            12   any formal opinion whatsoever, you don't have to disclose
            13   that.  And if you -- if you say the offer is inadequate
            14   and you have a formal opinion that the offer is
            15   inadequate, you have to disclose that.  That's exactly
            16   what we've done.  There's nothing in the Berman case
            17   that leads to the conclusion that the underlying
            18   analyses have to be disclosed.
            19               One other key point that's important here.
            20   Again, the crux of their argument is that -- and it's
            21   all over their reply brief -- is that the only thing
            22   the Board did is rely upon H&Q's opinion.  Again,
            23   there's no factual basis for that.  The facts are all
            24   to the contrary.  As set forth in Quickturn's 14D9, and
            25   it's at Pages 4 and 5 of the 14D9 that Quickturn filed

                                                                       26
             1   on or about August 24th.  Quickturn lists -- I think I
             2   counted 16 different reasons why it found the offer
             3   inadequate.  Some of them relate to H&Q's analysis,
             4   that's for sure.  Others of them do not.  Others of
             5   them relate to Quickturn's intellectual property
             6   position, its patents, and a whole host of other
             7   reasons.
             8               What Quickturn says at the end of that,
             9   however, is that, in view of the wide variety -- and
            10   I'm reading from Page 5 of the 14D9 -- in view of the
            11   wide variety of factors considered in connection with
            12   its evaluation of the offer, the Board did not find it
            13   practicable to, and did not quantify or otherwise
            14   attempt to assign relative weights to the specific
            15   factors considered in reaching its respective
            16   determinations.  And, your Honor, again, that disclosure
            17   is fully consistent with the deposition testimony of the
            18   Quickturn Directors.  Mentor has deposed all but two of
            19   the Quickturn Directors, six of eight.  And under the
            20   cross-examination of Mentor's attorneys, all of these
            21   Directors testified that there were a whole host of
            22   reasons why they felt the offer was inadequate.  H&Q's
            23   opinion was one of them, but just one of them.  Not
            24   greater, equal or less than any others.
            25               So to summarize, Mr. Rappel is wrong on the

                                                                       27
             1   facts in terms of what H&Q's analyses show.  He's wrong
             2   on the facts in terms that H&Q's analyses support
             3   clearly and unequivocally the fact that the offer is
             4   inadequate and he's wrong on the law.  There's no
             5   disclosure requirement for these analyses, even under
             6   the law that he cites.
             7               For that reason, no additional disclosure
             8   should be required.
             9               There are other reasons.  There are two
            10   other reasons -- if your Honor wants to talk about them
            11   now, I'm happy to do so -- why no further disclosure is
            12   appropriate here.
            13               THE COURT:  Okay.  That's fine.  No.  You
            14   may continue.

            15               MR. BERGER:  The first is the balance of the
            16   hardships.  It is clear that it would cause great harm
            17   for Quickturn if this information is disclosed.
            18               Again, as we started out this argument, this
            19   is confidential information.  Quickturn is, as a result
            20   of Mentor's efforts, both in the proxy contest and
            21   potentially in play, to show the world what Quickturn's
            22   investment banker found.  Even if it's summary of
            23   implied valuations, even for just that limited portion,
            24   is both misleading and could cause Quickturn substantial
            25   harm, because what it means is that anybody could come

                                                                       28
             1   in, as Mentor has, and say, Oh, we're in the middle of
             2   some of these ranges, so our offer is fair.
             3               First of all, that's preposterous but, second
             4   of all, that's what happens, and that's clearly why we're
             5   here today.
             6               Another problem with the additional
             7   disclosure here is the fact that these valuations are
             8   all based upon Quickturn's projections.
             9               Now, Quickturn does not publicly disclose
            10   its internal projections.  It does not give them to
            11   analysts, for good reason.  One, it's not required to.
            12   Two, it's the target of lawsuits if it does.  It's like
            13   with any technology company, there's a host of
            14   shareholder class actions waiting to hit if you put out
            15   your projections and then you don't hit them.
            16               So there's good sound corporate reasons as to
            17   why you don't put out your projections.  Sometimes
            18   companies do put out limited projections in connection
            19   with their securities filings, quarterly filings, but
            20   those are protected by the private securities litigation.
            21   You can put out the disclaimer language.  In a tender
            22   offer context, that disclaimer doesn't apply.  In the
            23   proxy offer context, that disclaimer doesn't apply.
            24               If Quickturn was forced to put this stuff out,
            25   if it didn't hit these projections, it would be liable in

                                                                       29
             1   any type of shareholder lawsuit.  So there's tremendous
             2   harm and risk of putting this information out in the
             3   marketplace.  It's not required.
             4               And, finally, it's worth noting that Mentor
             5   never even addresses the irreparable injury standpoint
             6   necessary for an injunction.  They basically pass right
             7   over it, and there's just no basis.
             8               We would be injured.  The balance of
             9   hardships tips in favor of Quickturn and Mentor has not
            10   satisfied the basic element for an injunction, irreparable
            11   injury.  For those reasons, we don't think further
            12   disclosure is required.
            13               THE COURT:  Why don't we find more cases
            14   where courts have required targets to disclose the
            15   underlying analysis of the investment bankers to give
            16   the opinions?
            17               MR. RAPPEL:  Your Honor, I think the reason

            18   you don't is that it's extremely unfair for an investment
            19   banker to issue an opinion in fairness or adequacy which
            20   is so directly at odds with their underlying analysis.
            21               Mr. Berger said that -- almost a direct
            22   quote.  At best, we're at the low end of some of these
            23   ranges.
            24               Well, you've got the picture in front of you.
            25   The picture speaks a thousand words.  We're going right

                                                                       30
             1   through the middle of those analyses.  We're above the
             2   premium analysis.
             3               I think it is the unprecedented thing about
             4   this case and, in fact, I think the reason the Court can
             5   feel comfortable if it decides to issue an injunction is
             6   that H&Q's opinion of inadequacy is sui generis.  It is
             7   remarkable that an investment banker could conclude that
             8   this offer is inadequate, having crunched the numbers
             9   and found out that even the best bars that H&Q can come
            10   up with, the analyses which are most favorable to the
            11   client, have the tender offer line just going right
            12   through the bar or, in some cases, for example,
            13   comparable public companies near the top, historical
            14   trading range right through the middle premium or above
            15   that.
            16               So if the Court says where, for example, if
            17   you want to draw a line, a majority of the investment
            18   bankers' analyses do not support the investment bankers'
            19   opinion that the offer is inadequate.  And there is
            20   some external -- something besides the bars that the
            21   investment banker is considering to reach its
            22   inadequacy opinion, then that needs to be disclosed to
            23   shareholders, because that's an unusual situation.
            24               THE COURT:  Will I find any decisions where
            25   courts require disclosure of the underlying analysis

                                                                       31
             1   beyond the conclusion, beyond a conclusion it's
             2   inadequate?
             3               MR. RAPPEL:  Your Honor --
             4               THE COURT:  I haven't seen -- I just have
             5   not seen cases where people have pushed for the
             6   underlying analysis beyond the --
             7               MR. RAPPEL:  I think if your Honor broadens
             8   the scope, clearly, Gerber Products, the Court was
             9   prepared to order disclosure but for the fact that the
            10   target had never said that the offer was inadequate.
            11               In the Blasius case that Quickturn cited in
            12   its opposition, pre-opposition brief, the target had
            13   voluntarily disclosed the analysis.
            14               In fact, one would think that an aggressive
            15   target in most cases would love to disclose this
            16   analysis, because it would support the conclusion that
            17   the offer is inadequate.
            18               This is the rare case, because the analysis
            19   doesn't support the view that it's inadequate.  I guess
            20   I would offer one other opinion to the Court.  I don't

            21   think we highlighted it sufficiently in our brief, but
            22   it's the Humana decision.  There, the Court said that
            23   the offer was inadequate and there was a real question
            24   whether the consideration that was offered by the bidder,
            25   which was debentures, was worth, I think, $25 or

                                                                       32
             1   something materially less than $25.
             2               And in that case, Humana had received an
             3   investment banker's opinion that a proper valuation of
             4   this debenture placed it above the current stock price
             5   of the target company.  And the Court in that case said
             6   that the failure to disclose that analysis was materially
             7   misleading and it issued an injunction, requiring
             8   disclosure of the fact that the bidder's offer properly
             9   valued, even though it was an odd piece of paper, was,
            10   in fact, above the offer price.
            11               THE COURT:  All right.  Do you have any
            12   additional comments?
            13               MR. BERGER:  Your Honor, just one.  Again,
            14   the entire premise of their argument is that this one-
            15   page document supports the notion that Mentor's offer
            16   is fair and adequate.  There's no testimony to support
            17   that.
            18               Mr. Cleveland, the author -- the lead banker
            19   for H&Q, testified exactly to the contrary.  All they've
            20   got now to support this is their lawyers' arguments.
            21   Lawyers and bankers are a different breed, I would submit.
            22   Also, the last-minute affidavit of Mr. Matthews.
            23               As you know, your Honor, we filed a motion to
            24   strike that affidavit.  It seems to us fundamentally
            25   unfair that they should get to put that in at the last

                                                                       33
             1   minute with their reply papers.  If you take away Mr.
             2   Matthews' affidavit, they have no factual basis, no
             3   factual predicate to support the notion that this piece
             4   of paper says the offer is adequate.  It does not.  Mr.
             5   Cleveland testified about that.  So did Quickturn's Board
             6   of Directors.  I don't understand the basis for their
             7   argument.
             8               That's it, your Honor.  Thank you.
             9               THE COURT:  Do you have anything else?
            10               MR. RAPPEL:  Your Honor, I would only make one
            11   point and that is that Mr. Berger does not deny -- Mr.
            12   Berger doesn't deny -- nor do I think he can -- that
            13   Quickturn has made this inadequacy opinion, naked
            14   declaration of inadequacy, the centerpiece of
            15   Quickturn's negotiations with shareholders, nor do I hear
            16   him denying that your typical shareholder, particularly
            17   an institution, institutional or other sophisticated
            18   investors own something like 68 percent of Quickturn's
            19   stock at last count.  They're going to know what the bars
            20   are and they are going to know what inadequacy means to
            21   them.  If you tell them this offer is inadequate, they're
            22   going to make some assumptions about where the lines are
            23   and where the bars are and that the bar is above the line.

            24   That is just not the case here.  That's what makes this
            25   the rare case.  That's what requires disclosure.

                                                                       34
             1               THE COURT:  Actually, that brings up again --
             2   I'm back to the question about the protective order and
             3   the extent to which information disclosed in litigation
             4   is confidential or not confidential.
             5               Your affidavit that you filed is under seal
             6   or is it not under seal on valuation?
             7               MR. RAPPEL:  It is under seal, your Honor.
             8               THE COURT:  That's because it's based on
             9   information you received from the other side?
            10               MR. RAPPEL:  Yes, your Honor.  We're doing
            11   our best to abide by the protective order.
            12               MR. BERGER:  Your Honor, one other point here
            13   that's relevant.
            14               Mentor would not give us, withheld on the
            15   basis of a privilege, their similar information.  So
            16   although now they're pushing for public disclosure of our
            17   investment bankers' analyses, it's worth noting that
            18   Mentor has an investment banker, too, Solomon Smith
            19   Barney, who presumably, if what counsel says is right, is
            20   the case, they prepared their same valuation analyses.
            21   They have not even given that to us in litigation, never
            22   mind seek public disclosure of that.  I don't see any
            23   public disclosures, Solomon Smith Barney's valuations
            24   for Quickturn, and I didn't even see them in connection
            25   with the litigation.

                                                                       35
             1               There are two other points that are in their
             2   motion.  I don't know if your Honor wants to hear
             3   argument on those.  They didn't mention them much in
             4   their reply papers.  It concerns the additional
             5   disclosures of the repricing of stock options for
             6   Quickturn as well as for the analyst's report issued by
             7   Hambrecht & Quist in July.
             8               THE COURT:  I'm happy to hear about them, if
             9   you want to pursue them.  If you don't, that's okay.
            10               MR. RAPPEL:  Your Honor, I'd be happy to make
            11   a presentation on those.  I think I would be derelict if
            12   I didn't.
            13               THE COURT:  Okay.
            14               MR. RAPPEL:  I will try and be more brief.
            15   What we're talking about here is, first of all, an
            16   analyst's report that was prepared by the same company
            17   that prepared that chart.  That is an H&Q analysis or an
            18   H&Q analyst prepared a report on July 15 of this year
            19   which said that Quickturn stock was quote fully valued,
            20   close quote, at 7.50 a share.  At about the same time,
            21   the Quickturn Board repriced a slew of options.  They
            22   repriced those at $7.43.  And, as a matter of Delaware
            23   law, that's not just a reference to the market, that's
            24   a determination that the essential value of the company
            25   is reflected by that $7.43 price.

                                                                       36
             1               Quickturn's basic response to this is, Who
             2   cares?  We've already disclosed it.
             3               I would submit that there is no reason to
             4   suspect that your average shareholder received the
             5   Hambrecht & Quist report.  I think it's also fair for
             6   the Court to conclude that it's unlikely that the
             7   average shareholders waded through the 10Q that they
             8   filed to get to one of the financial footnotes to read
             9   this in little tiny print that they had repriced their
            10   options.
            11               The shareholders didn't have somebody, like
            12   Hambrecht & Quist, to remind them that Hambrecht & Quist
            13   had repriced its options.  In fact, that's exactly what
            14   Hambrecht & Quist did when they prepared their August 17
            15   book for the Board.  They explicitly referred to the fact
            16   that Hambrecht & Quist had issued this opinion saying the
            17   company was fully valued at $7.50 a share.
            18               Now, the only -- sorry, your Honor.  I lost
            19   my place for a second.
            20               All Quickturn had to do to bring this
            21   attention to the attention of shareholders was put a cross-
            22   reference in their 14D9 or their proxy statement to the
            23   10Q in that footnote or to the Hambrecht & Quist opinion.
            24   And, in fact, the Shell opinion, which they cite, held
            25   that the disclosure was adequate because shell in that

                                                                       37
             1   case did precisely that.  That's at Page 64 of the slip
             2   opinion.
             3               And you wouldn't know that from reading
             4   their characterization of the case in their brief, but
             5   that's okay.  The key decision on this point is the Texas
             6   International case, Bertoglio versus Texas International.
             7   There, the Court -- I'm sorry -- there, the company had
             8   bad earnings during the first quarter.  And they put those
             9   earnings in a 10Q and filed it with the SEC, and they also
            10   put out a press release.  They didn't, however, include it
            11   in their supplemental proxy materials for a battle that
            12   was going on at the time.
            13               And the Court noted that and said that,
            14   quote, the supplemental proxy material was sent to Texas
            15   International shareholders on May 19.  It made no
            16   mention of the first-quarter loss, nor did it refer to
            17   the form 10Q or the May 15 press release.
            18               From that, the Court confronted exactly the
            19   argument that Quickturn makes here and concluded, unlike
            20   the Total Mix cases relied upon by TI, the press release
            21   informed 10Q containing the first-quarter results were
            22   not mailed directly to each TI shareholder, nor was this
            23   the type of information of which those shareholders were
            24   presumably aware.  Rather, this was recent news, unknown
            25   even to TI management before May 15, disseminated in a

                                                                       38
             1   fashion by TI, that by no means gave fair notice to
             2   each shareholder.  Accordingly, it is held that TI failed

             3   to disclose the fact of the first-quarter loss in this
             4   proxy contest.
             5               The real risk here is that a material
             6   percentage of the shareholders, and perhaps a lot of
             7   institutions, just don't know about this H&Q analysis
             8   or the repricing of the options.
             9               Now, the only other question before the Court
            10   is whether those numbers are material.  And here,
            11   Quickturn argues that the 7.50 and 7.43 figures are
            12   simply, in essence, spot quotes on the market.  Well,
            13   that's just plain wrong with respect to the Hambrecht &
            14   Quist report.  They said that this company is fully
            15   valued at 7.50 a share.  That's an assessment of the
            16   investment value by the company.  And it's also true
            17   the option repricing.
            18               As a matter of Delaware law, the Quickturn
            19   Board would have committed waste if it simply looked to
            20   the market and said, Well, gee, the market is down a
            21   little bit, let's reprice some options at 7.43.  To
            22   avoid waste, the Board was required to conclude that
            23   that price reflected a fair assessment of the value of
            24   the stock on the day the options were repriced.  And if
            25   7.50 or 7.43 is the real value, even without a control

                                                                       39
             1   premium, then it strongly suggests that Mentor Graphics'
             2   offer is fair, because, remember, the fourth bar on the
             3   chart is the comparable premium bar.  That bar is below
             4   Mentor Graphics' offer.
             5               Well, if you recalculate that bar based on a
             6   7.50 price instead of an $8 price, which was the basis
             7   for this bar, the bar is going to be even farther below
             8   the Mentor Graphics' line.
             9               So I would submit that the shareholders also
            10   need to know about the Hambrecht & Quist report and the
            11   option repricing, and that the Court ought to order that
            12   as well.
            13               MR. BERGER:  Your Honor, very briefly, because
            14   it is late in the day, again, there are so many flaws in
            15   the argument, it's hard to know where to begin.
            16               To start with, both the option repricing and
            17   the analyst's report were fully disclosed.  There's no
            18   question about that.  They were publicly disclosed.  The
            19   analyst's report came out a few weeks before the offer.
            20   It's done by an H&Q research analyst, a lone person who
            21   follows the industry.  I'm sure your Honor is familiar
            22   with analysts' reports.  They come out all the time.  It
            23   is a public document.  Anybody these days who has a
            24   computer can pick up the analyst's report very, very
            25   easily.

                                                                       40
             1               The same is true with disclosure concerning
             2   the option repricing.  On the one hand, again, Mr. Rappel
             3   says that we've got sophisticated institutional investors
             4   who own a fair amount of Quickturn.  On the other hand, he
             5   says they're probably not aware of what's going on.

             6               The option repricing was in Quickturn's 10Q.
             7   It was filed the day after Mentor mentioned its tender
             8   offer.  It's disseminated to shareholders through, again,
             9   easily picked up through the Internet.
            10               We're arguing your Honor, could anyone on a
            11   computer easily go into Edgar and pick it up?  And
            12   that's what shareholders do.  The issue of option
            13   repricing in particular is always a very important issue
            14   for institutions.  They are well aware of it.  Indeed,
            15   in this instance, the Quickturn disclosure on the option
            16   repricing made clear we're not going to reprice options,
            17   again absent shareholder approval, precisely because the
            18   institutions care so much about this issue.
            19               And, again, we look for factual arguments as
            20   to how either the analyst's report or the option
            21   repricing value of the company are some indication of
            22   the value of Quickturn as a whole in a sale.  There is
            23   none.  It's completely -- it's totally again lawyers'
            24   rhetoric.  It's completely apart from the undisputed
            25   record.

                                                                       41
             1               That record, whether it's testimony of Mr.
             2   Cleveland, the H&Q representative, who talked at length
             3   about the H&Q report, made clear why his -- his differ.
             4   Made clear there's an ethical wall between the analyst's
             5   team on the one hand and the banking team on the other.
             6   Made clear that the banking team has access to non-public
             7   material financial information that the analyst obviously
             8   does not have and explained in very clear and lucid terms
             9   why there's a difference in valuations, to the extent
            10   there is a difference.  Analysts look at very short-term
            11   stock price.  An investment banker valuing their company
            12   as a whole looks at very different factors.  The same
            13   with option repricing.  The notion that option repricing
            14   represents anything more than a repricing to the value of
            15   the stock on a particular day is ludicrous.
            16               I hear Mr. Rappel saying that there is some
            17   claim out there for corporate waste, if it doesn't do
            18   something.  Again, I don't see any stockholder suing us
            19   for corporate waste.  I don't see Mr. Rappel -- this is
            20   not a corporate waste case.  This is a disclosure claim.
            21   And the disclosure claim here is that we didn't disclose
            22   the repricing of options.
            23               But that claim is just false because we did,
            24   in fact -- and it's a matter of public record --
            25   disclose the day after the tender offer was made in our

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             1   filing with the SEC, which is distributed on the Internet,
             2   the full facts about the option repricing.
             3               I guess in summary, your Honor, when you look
             4   at Mentor's arguments, all of Mentor's arguments are
             5   based upon the factual speculation of its attorneys.
             6   There is no factual record to support either the theory
             7   that H&Q's analyses are improper or the argument that the
             8   analyst's report somehow shows the value of the company,

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             9   or that the repricing of options somehow shows something
            10   other than the price of the stock on that day.  There is
            11   no factual support anywhere for any of those arguments,
            12   and yet that's the linchpin of all of their claims for
            13   additional disclosure.
            14               Until they get some facts to support that and
            15   the undisputed facts are clear.  I mean, it's not even a
            16   situation where we have differing facts, which I suggest
            17   to your Honor is not a basis for an injunction, because
            18   they have not shown a likelihood of success on the merits.
            19   Here, the undisputed facts are all to the contrary.  And
            20   all they've got against it is the rhetoric of their
            21   counsel.  That is not a basis for an injunction.  That's
            22   it, your Honor.
            23               THE COURT:  Do you want to take a minute and
            24   just tell me where we are in the dispute between the
            25   parties?  What's going on?  Chancery Court --

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             1               MR. BERGER:  Our motion for summary judgment
             2   is to be heard tomorrow, your Honor.  We're looking
             3   forward to that hearing.  There are a couple of other
             4   motions to be heard on that and then we're back before
             5   this Court again on the 21st in connection with our
             6   motion for preliminary injunction.  We've scheduled a
             7   shareholder meeting for January 8th, 1999.  We
             8   pre-released our earnings and revenues for the quarter.
             9   It is a public release.  They beat market expectations.
            10   And one of the largest and most sophisticated
            11   institutional investors, the state of Wisconsin
            12   Investment Board, has come out too and said they believe
            13   the offer is inadequate and that they are not tendering
            14   their shares to the offer.  They are our second-largest
            15   shareholder and I believe they're Mentor's second-
            16   largest shareholder.  They are not tendering.
            17               THE COURT:  Do you have any additional
            18   information?
            19               MR. RAPPEL:  The largest shareholder is
            20   urging Mentor Graphics to negotiate.  I believe the State
            21   of Wisconsin Investment Board does not know about these
            22   charts.  And my concern is that, if they don't see these
            23   charts, we may not be able to change their mind.  I
            24   think there's an extremely high likelihood that if we
            25   can show them these charts, if we can show them the H&Q

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             1   performed analyses that skewed these bars as best we
             2   could and we still come up hitting right through the
             3   middle of them, that they would think twice about
             4   characterizing our offer as inadequate and think twice
             5   about not tendering their shares.
             6               THE COURT:  I appreciate your presentation.
             7   I will let you know.  I will turn this off.  I will see
             8   people when I see you.
             9               MR. BERGER:  Thank you, your Honor.
            10               (Hearing concluded at 5:15 p.m.)
            11                               - - -

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